As filed with the Securities and Exchange Commission on November 8, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
SELECTA BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-1622110
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
480 Arsenal Way
Watertown, Massachusetts 02472
(617) 923-1400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Selecta Biosciences, Inc. 2018 Employment Inducement Incentive Award Plan
(Full Title of the Plan)
Werner Cautreels, Ph.D.
President and Chief Executive Officer
Selecta Biosciences, Inc.
480 Arsenal Way
Watertown, Massachusetts 02472
(617) 923-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Peter N. Handrinos, Esq.
Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Telephone: (617) 948-6060
Facsimile: (617) 948-6001
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,175,000	$5.43(2)	$6,380,250	$774

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share, of Selecta Biosciences, Inc. (“Common Stock”) which become issuable under the Selecta Biosciences, Inc. 2018 Employment Inducement Incentive Award Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)
The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on November 5, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to Inducement Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 15, 2018, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the Commission on May 9, 2018, August 8, 2018, and November 8, respectively;

(c)
The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2018, but only to the extent incorporated by reference in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(d)
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2018, January 8, 2018 (Item 8.01 only), June 4, 2018 (Item 8.01 only), June 15, 2018 (Item 5.02, Item 8.01 and Exhibit 10.1 only), June 19, 2018, September 27, 2018, October 17, 2018, October 22, 2018 (Item 8.01 only) and October 23, 2018 (Item 8.01 only); and

(e)
The Registrant’s Registration Statement on Form 8-A (Registration No. 001-37798) filed with the Commission on June 8, 2016 in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendment or report filed for purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.
Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and officers. These indemnification agreements may require us, among other things, to indemnify the Registrant’s directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers, or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant’s corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37798) filed on June 29, 2016)

4.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37798) filed on June 29, 2016)

5.1+	Opinion of Latham & Watkins LLP, counsel to the Registrant

23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2 +	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1+	Power of attorney (included on signature pages below)

99.1
Selecta Biosciences, Inc. 2018 Employment Inducement Incentive Award Plan, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37798) filed on September 27, 2018)

+ Filed herewith

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided however, that: paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on this 8th day of November, 2018.

SELECTA BIOSCIENCES, INC.

By:	/s/ Werner Cautreels, Ph.D.
Werner Cautreels, Ph.D.
President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Selecta Biosciences, Inc. (the "Company"), hereby severally constitute and appoint the Chief Executive Officer of the Company, who is currently Werner Cautreels, Ph.D., and the Chief Financial Officer of the Company, who is currently John Leaman, M.D., and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Werner Cautreels, Ph.D.	President, Chief Executive Officer and Director	November 8, 2018
Werner Cautreels, Ph.D.	(Principal Executive Officer)

/s/ John Leaman, M.D.	Chief Financial Officer, Head of Corporate Strategy, and Treasurer	November 8, 2018
John Leaman, M.D.	(Principal Financial and Accounting Officer)

/s/ Timothy Barabe	Director	November 8, 2018
Timothy Barabe

/s/ Omid Farokhzad, M.D.	Director	November 8, 2018
Omid Farokhzad, M.D.

/s/ Peter Barton Hutt	Director	November 8, 2018
Peter Barton Hutt

/s/ Amir Nashat, Ph.D.	Director	November 8, 2018
Amir Nashat, Ph.D.

/s/ Aymeric Sallin	Director	November 8, 2018
Aymeric Sallin

/s/ Timothy Springer, Ph.D.	Director	November 8, 2018
Timothy Springer, Ph.D.

/s/ Patrick Zenner	Director	November 8, 2018
Patrick Zenner